EXHIBIT 5.1

[Letterhead of Snell & Wilmer L.L.P.]

May 28, 2021

Accelerate Diagnostics, Inc.

3950 South Country Club Road, Suite 470

Tucson, Arizona 85714

Ladies and Gentlemen:

We have acted as counsel to Accelerate Diagnostics, Inc., a Delaware corporation (the “Company”), in connection with the issue and sale of up to $50,000,000 of shares of the Company’s common stock, par value $0.001 per share (the “Placement Shares”), pursuant to that certain Equity Sales Agreement (the “Sales Agreement”), dated May 28, 2021, between the Company and William Blair & Company, L.L.C.

We have participated in the preparation of a Registration Statement on Form S-3 (File No. 333-252470), which was filed with the Securities and Exchange Commission (the “Commission”) on January 27, 2021 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including a base prospectus dated February 4, 2021 and a prospectus supplement dated May 28, 2021 (together, the “Prospectus”) relating to the offer and sale of the Placement Shares. The Placement Shares are to be issued pursuant to the Registration Statement, the Prospectus and the Sales Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering our opinions set forth below, we have reviewed the Registration Statement, the Prospectus and the Sales Agreement. We have also examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the Sales Agreement was duly authorized and validly executed and delivered by the parties thereto other than the Company; and (v) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on such examination, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the issuance of the Placement Shares has been duly authorized and, when and to the extent the Placement Shares are paid for and delivered in the manner described in the Registration Statement and the Prospectus and in accordance with the terms of the Sales Agreement, such Placement Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Current Report on Form 8-K dated May 28, 2021 filed by the Company. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Very truly yours,

/s/ Snell & Wilmer L.L.P.